UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2012

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Stock and Asset Purchase Agreement

On July 22, 2012, GenCorp Inc. (the “Company”) entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) with United Technologies Corporation (“UTC”), a Delaware corporation.  Upon and subject to the terms and conditions of the Purchase Agreement, the Company has agreed to purchase the business of UTC’s Pratt & Whitney Rocketdyne division (the “Business”), a manufacturer of rocket propulsion systems, including all of the issued and outstanding shares of common stock of Pratt & Whitney Rocketdyne, Inc., a Delaware corporation (“PWR”) and wholly owned subsidiary of UTC, and P&W Power Generation, Inc., a Delaware corporation and wholly owned subsidiary of UTC, along with certain other assets relating to the Business (the “Transaction”).

The purchase price the Company has agreed to pay for the Business is $550 million in cash, subject to adjustment for net assets and other specified items.  Certain real estate assets, including the PWR facility in Canoga Park, California, will be retained by UTC.

The Purchase Agreement contains customary representations and warranties and covenants by each party.  Both parties are obligated, subject to certain limitations, to indemnify the other under the Purchase Agreement for certain customary and other specified matters, including breaches of representations and warranties, nonfulfillment or breaches of covenants and for certain liabilities and third-party claims.  Following the close of the transaction, each party has agreed to provide transition related services.

The consummation of the Transaction is subject to customary conditions to closing, including the receipt of certain governmental approvals.  The Company is obligated to pay to UTC a termination fee of $20 million in the event that the Purchase Agreement is terminated in certain circumstances.

The representations and warranties in the Purchase Agreement are the product of negotiations among the parties thereto and are for their sole benefit.  Any inaccuracies in such representations and warranties are subject to waiver by the parties thereto in accordance with the Purchase Agreement without notice or liability to any other person.  In some instances, the representations and warranties in the Purchase Agreement may be qualified by disclosures made by the parties, may be made only as of a particular date or dates, may be subject to more recent developments which may not be reflected in the Purchase Agreement or the Company’s other public disclosures and may represent an allocation among the parties thereto of risks associated with particular matters regardless of the knowledge of any of the parties thereto.  Accordingly, such representations and warranties may not describe the actual facts or circumstances as of the date of the Purchase Agreement or as of any other date and should not be relied upon.

The description of the Transaction and the Purchase Agreement above does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement which is attached as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference.

Debt Commitment Letter

In connection with entering into the Purchase Agreement, on July 22, 2012, the Company also entered into a commitment letter (the “Debt Commitment Letter”) with Morgan Stanley Senior Funding, Inc. (“MSSF”) and Citigroup Global Markets Inc. (“CGMI” and together with MSSF and certain affiliates of CGMI, the “Commitment Parties”), pursuant to which, subject to the terms and conditions set forth therein, the Commitment Parties have committed to provide senior unsecured loans under a senior bridge loan facility in an aggregate principal amount of up to $510 million (the “Senior Bridge Facility”) to finance a portion of the purchase price of the Transaction and to pay certain fees and expenses in connection therewith.  Under the terms of the Debt Commitment Letter, the Company may incur up to $50 million in additional term loans under its existing senior credit facility which would reduce the Senior Bridge Facility commitment by such amount.

In lieu of the Senior Bridge Facility, the Company may issue senior or subordinated notes (“Notes”) either by private placement or an underwritten public sale, subject to certain terms and conditions.

If Notes have not been issued on or prior to the time of the consummation of the Transaction (the “Closing Date”), pursuant to the Debt Commitment Letter and subject to the terms and conditions thereof, the Commitment Parties will be obligated to provide senior unsecured loans under the Senior Bridge Facility (the “Bridge Loans”) to finance the Transaction.  The Bridge Loans would be guaranteed by all of the Company’s subsidiaries that guarantee its existing senior credit facility and initially bear interest at a rate of LIBOR plus 7.50% per annum.  The Bridge Loans would mature twelve months following the Closing Date.  Any unpaid principal relating to the Bridge Loans existing more than twelve months after the Closing Date would automatically convert to a term loan on terms and conditions that are likely to be significantly less favorable to the Company.

Some of the Commitment Parties or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to the Company and its affiliates in the ordinary course of business.

The description of the Debt Commitment Letter above does not purport to be complete and is qualified in its entirety by reference to the full text of the Debt Commitment Letter which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Stock and Asset Purchase Agreement, dated July 22, 2012, by and between United Technologies Corporation and GenCorp Inc.
10.1	Commitment Letter, dated July 22, 2012, by and among GenCorp Inc., Morgan Stanley Senior Funding, Inc., and Citigroup Global Markets Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 25, 2012	GENCORP INC.

	By:	/s/ Kathleen E. Redd
Name: Kathleen E. Redd
Title: Vice President, Chief Financial Officer and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock and Asset Purchase Agreement, dated July 22, 2012, by and between United Technologies Corporation and GenCorp Inc.
10.1	Commitment Letter, dated July 22, 2012, by and among GenCorp Inc., Morgan Stanley Senior Funding, Inc., and Citigroup Global Markets Inc.